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                                                                   Exhibit 12(l)


                               PURCHASE AGREEMENT

              BlackRock Funds(SM) (the "Fund"), a Massachusetts business trust, and BlackRock Distributors, Inc. ("BDI"), a Delaware corporation, hereby agree as follows:

              1. The Fund hereby offers BDI and BDI hereby purchases one share of the BlackRock class of shares of the Fund's GNMA Portfolio (the "Share") for $10 per Share. The Fund hereby acknowledges receipt from BDI of funds in full payment for the foregoing Share.

              2. BDI represents and warrants to the Fund that the foregoing Share is being acquired for investment purposes and not with a view to the distribution thereof.

              3. "BlackRock Funds" and "Trustees of BlackRock Funds" refer respectively to the trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated December 22, 1988 which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Fund. The obligations of "BlackRock Funds" entered into in the name or on behalf thereof by any of the Trustees, officers, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, officers, representatives or agents of the Fund personally, but bind only the Trust Property (as defined in the Declaration of Trust), and all persons dealing with any class of shares of the Fund must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Fund.

              IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Purchase Agreement as of November __, 2002.

                                          BLACKROCK FUNDS(SM)


                                          By:___________________________________
                                          Name:
                                          Title:



                                          BLACKROCK DISTRIBUTORS, INC.


                                          By:___________________________________
                                          Name:
                                          Title: